CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Offering Price per Share	Aggregate Offering Price	Amount of Registration Fee(1)
Class A common stock, $.01 par value per share	990,000	$50.02	$49,519,800	$6,428

(1)
Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The registrant has previously registered shares of its common stock having an aggregate offering price of up to $47,070,000, offered by means of a prospectus supplement dated October 7, 2019 (the "Prior Prospectus Supplement") pursuant to a Registration Statement on Form S-3 (Registration No. 333-219552), filed with the Securities and Exchange Commission on July 28, 2017. As of the date of this prospectus supplement, shares of common stock having an aggregate offering price of up to $49,519,800 were not sold under the Prior Prospectus Supplement. Pursuant to Rule 457(p) under the Securities Act, the registration fee of $6,049 that has already been paid and remains unused with respect to securities that were previously registered pursuant to the Prior Prospectus Supplement and were not sold thereunder is offset against the registration fee of $6,428 due for this offering. The remaining balance of the registration fee, $379, has been paid in connection with this offering.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-240121
PROSPECTUS SUPPLEMENT

(To prospectus dated July 27, 2020)

Up to 990,000 Shares

Interactive Brokers Group, Inc.

Common Stock

Interactive Brokers Group, Inc. is registering up to 990,000 shares of our Class A common stock and offering the opportunity for eligible persons to receive awards in the form of an offer to receive such shares by participating in one or more promotions that are designed to attract new customers to our brokerage platform, increase assets held with our brokerage business and enhance customer loyalty as described in this prospectus supplement (the “Promotions”). We believe the Promotions represent a unique way to grow our brokerage business and enhance customer engagement, branding and loyalty.
The shares to be issued to eligible persons in the Promotions primarily will represent newly issued shares of Interactive Brokers Group, Inc. Class A common stock, although in limited instances, we may acquire shares through open market purchases or use existing treasury shares subject to applicable law. As a result of the promotional nature of the offering, we will not receive any cash proceeds from the issuance of our shares of Class A common stock.

As a condition to receiving shares, a participant must consent to electronic delivery of this prospectus supplement, the accompanying prospectus, all prospectus amendments and supplements and other information relating to this offering. The terms and conditions of the Promotions may be changed, modified, limited or eliminated at any time subject to any official rules.
Our Class A common stock is quoted on the Nasdaq Stock Market LLC’s Global Select Market (“Nasdaq”) under the symbol “IBKR”. On July 24, 2020, the last reported sale price for our common stock was $49.38.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page S-10 for information that you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 27, 2020.

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of shares of our Class A common stock, or our “common stock”, in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information, including information about the shares of our common stock. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Please read “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
 .
In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “Company,” “issuer” or “us” refer to Interactive Brokers Group, Inc. (“IBG, Inc.”) and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus. Before deciding to invest in shares of our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference, especially the matters discussed under “Risk Factors” beginning on page S-10, the documents incorporated by reference herein, including the audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent reports we file on Forms 10-Q, 10-K and 8-K. See “Incorporation of Certain Documents by Reference” below.

ABOUT INTERACTIVE BROKERS GROUP, INC.

Interactive Brokers Group, Inc. (“IBG, Inc.” or “the Company”) is an automated global electronic broker specializing in executing and clearing trades in stocks, options, futures, foreign exchange instruments (forex), bonds, mutual funds, and exchange traded funds (“ETFs”) on more than 135 electronic exchanges and market centers around the world and offering custody, prime brokerage, securities and margin lending services to our customers. In the United States of America (“U.S.”), we conduct our business primarily from our headquarters in Greenwich, Connecticut and from Chicago, Illinois. Abroad, we conduct business through offices located in Canada, the United Kingdom, Luxembourg, Switzerland, India, China (Hong Kong and Shanghai), Japan, Singapore, and Australia.

IBG, Inc. is a holding company and our primary asset is our ownership of approximately 18.7% (approximately 18.9% after completion of this offering assuming the maximum number of shares are issued) of the membership interests of IBG LLC, the current holding company for our businesses. The remaining approximately 81.3% (approximately 81.1% after completion of this offering assuming the maximum number of shares are issued) of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned directly and indirectly by our founder and Chairman, Mr. Thomas Peterffy and his affiliates, management and other employees of IBG LLC, and certain other members. We are the sole managing member of IBG LLC.

We are a successor to the market making business founded by our Chairman, Mr. Thomas Peterffy, on the floor of the American Stock Exchange in 1977. Since our inception, we have focused on developing proprietary software to automate broker‑dealer functions. During that time, we have been a pioneer in developing and applying technology as a financial intermediary to increase liquidity and transparency in the capital markets in which we operate. The proliferation of electronic exchanges since the early 1990s has provided us with the opportunity to integrate our software with an increasing number of exchanges and market centers into one automatically functioning, computerized platform that requires minimal human intervention. Over four decades of developing our automated trading platforms and our automation of many middle and back office functions have allowed us to become one of the lowest cost providers of broker‑dealer services and significantly increase the volume of trades we handle.

As an electronic broker, we execute, clear and settle trades globally for both institutional and individual customers. Capitalizing on our proprietary technology, our systems provide our customers with the capability to monitor multiple markets around the world simultaneously and to execute trades electronically in these markets at a low cost, in multiple products and currencies from a single trading account. We offer our customers access to all classes of tradable, primarily exchange‑listed products, including stocks, options, futures, forex, bonds, mutual funds and ETFs traded on more than 135 electronic exchanges and market centers in 33 countries and in 25 currencies seamlessly around the world. The emerging complexity of multiple market centers has provided us with the opportunity to build and continually adapt our order routing software to secure excellent execution prices.

Our customer base is diverse with respect to geography and segments. Currently, approximately 73% of our customers reside outside the U.S. in over 200 countries and territories, and over 50% of new customers come from outside the U.S. Approximately 64% of our customers’ equity is in institutional accounts such as hedge funds, financial advisors, proprietary trading desks and introducing brokers. Specialized products and services that we have developed are successfully attracting these accounts. For example, we offer prime brokerage services, including financing and securities lending to hedge funds; our model portfolio technology and automated share allocation and rebalancing tools are particularly attractive to financial advisors; and our trading platform, global access and low pricing attract introducing brokers.

Since launching this business in 1993, we have grown to approximately 876 thousand institutional and individual brokerage customers. We provide our customers with what we believe to be one of the most effective and efficient electronic brokerage platforms in the industry.

Our key product offerings include:
•
IBKR ProSM is the traditional IBKR service designed for sophisticated investors. IBKR ProSM offers the lowest cost access to stocks, options, futures, forex, bonds, mutual funds and ETFs on over 135 electronic exchanges and market centers in 33 countries.

•
IBKR LiteSM is a new offering that provides unlimited commission-free trades on U.S. exchange-listed stocks and ETFs as well as low cost access to global markets without required account minimums or inactivity fees to participating U.S. customers. IBKR LiteSM was designed to meet the needs of investors who are seeking a simple, commission-free way to trade U.S. exchange-listed stocks and ETFs and do not wish to consider our efforts to obtain greater price improvement through our IB SmartRoutingSM system.

•
IBKR Integrated Investment Account - From a single point of entry in one IBKR Integrated Investment Account our customers are able to transact in 25 currencies, across multiple classes of tradable, primarily exchange‑listed products traded on more than 135 electronic exchanges and market centers in 33 countries around the world seamlessly. Our offering features a suite of cash management services, including:

o
Interactive Brokers Debit Mastercard® - Interactive Brokers Debit Mastercard® allows customers to spend and borrow directly against their account at lower rates than credit cards, personal loans and home equity lines of credit, with no monthly minimum payments and no late fees. Customers can use their card to make purchases and ATM withdrawals anywhere Debit Mastercard®1 is accepted around the world.

o
Bill Pay – Our Bill Pay program allows customers to make electronic or check payments to almost any company or individual in the U.S. It can be configured for one-time or recurring payments and permits customers to schedule future payments.

o	Direct Deposit – Our Direct Deposit program allows customers to automatically deposit paychecks, pension distributions and other recurring payments to their (non-retirement) brokerage account with us.

•
Insured Bank Deposit Sweep Program - Our Insured Bank Deposit Sweep Program provides eligible customers with up to $2,500,000 of Federal Deposit Insurance Corporation (“FDIC”) insurance on their eligible cash balances in addition to the existing $250,000 Securities Investor Protection Corporation (“SIPC”) coverage for total coverage of $2,750,000. Customers continue earning the same competitive interest rates currently applied to cash held in their brokerage accounts with us. We sweep each participating customer’s eligible cash balances daily to one or more banks, up to $246,500 per bank, allowing for the accrual of interest and keeping within the FDIC protected threshold. Cash balances above $2,750,000 remain subject to safeguarding under the SEC's Customer Protection Rule 15c3-3.

•
Investors’ MarketplaceSM - The Investors’ MarketplaceSM is an expansion of our Money Manager Marketplace and our Hedge Fund Capital Introduction program. This program is the first electronic meeting place that brings together individual investors, financial advisors, money managers, fund managers, research analysts, technology providers, business developers and administrators, allowing them to interact to form connections and conduct business.

•
Mutual Fund Marketplace – The Mutual Fund Marketplace offers our customers access to more than 25,000 mutual funds worldwide, including over 21,000 no-load and over 8,000 no-transaction-fee funds from more than 290 fund families.

•
Fractional Trading – Fractional Trading allows customers to buy and sell using a cash quantity or fractional shares, which are stock units that amount to less than one full share. This new functionality allows customers to purchase as little as $1 of almost any U.S. stock, experiment with trading and investing without committing substantial sums of money, and learn about building and rebalancing diversified portfolios.

1 Debit Mastercard is a trademark registered to Mastercard International Incorporated Corporation, Delaware, 2000 Purchase Street, Purchase, New York 10577-2405.

For all customers, our platform offers:
•
Low Costs - We provide our customers with among the industry’s lowest overall transaction costs in two ways. First, we offer among the lowest execution, commission and financing costs in the industry. Second, our IBKR ProSM customers benefit from our advanced routing of orders designed to achieve the best available trade price.

•
IB SmartRoutingSM – IB SmartRoutingSM retains control of the customer’s order, continuously searches for the best available price and, unlike most other routers, dynamically routes and re‑routes all or parts of a customer’s order to achieve optimal execution and among the lowest execution and commission costs in the industry. To highlight the quality of our price executions, we publish on our website independent measurements performed by a third-party provider of transaction analysis to illustrate our net price improvement for commissionable trades versus the industry. We also offer Transaction Cost Analysis reporting to allow customers to track execution performance using multiple criteria. Our IBKR ProSM customers benefit from our advanced order routing technology for all trades, while our IBKR LiteSM customers benefit from this technology for their trades in products not eligible for IBKR LiteSM.

•
Automated Risk Controls - Throughout the trading day, we calculate margin requirements for each of our customers on a real‑time basis across all product classes and across all currencies. Our customers are alerted to approaching margin violations and if a customer’s equity falls below what is required to support that customer’s margin, we attempt to automatically liquidate positions on a real‑time basis to bring the customer’s account into margin compliance. This is done to protect us, as well as the customer, from excessive losses.

•
Flexible and Customizable System - Our platform is designed to provide an efficient customer experience, beginning with a highly automated account opening process and ending with a fast trade execution and reporting. Our sophisticated interface provides interactive real‑time views of account balances, positions, profits or losses, buying power and “what‑if” scenarios to enable our customers to more easily make informed investment decisions and trade effectively. Our system is configured to remember the user’s preferences and is specifically designed for multi‑screen systems. When away from their main workstations, customers are able to access their accounts through our IB WebTraderSM or MobileTraderSM interfaces for a seamless experience.

•
Securities Financing Services - We offer a suite of automated Stock Borrow and Lending tools, including our depth of availability, transparent rates, global reach and dedicated service representatives. Our Stock Yield Enhancement Program allows our customers to lend their fully‑paid stock shares to us in exchange for cash collateral. In turn, we lend these stocks in exchange for collateral and earn stock lending fees. We pay our customers a rebate on the cash collateral generally equal to 50% of the income we earn from lending the shares. This allows customers holding fully‑paid long stock positions to enhance their returns.

•
Trade Desk - We offer broker‑assisted trading through our block trade desk, which is ideal when customers are away from their computer; and through our corporate bond desk, for times when large customer orders need access to more liquidity than is currently available electronically.

Analytical offerings on our platform include:

•
IB Risk NavigatorSM - We offer free to all customers our real‑time market risk management platform that unifies exposure across multiple asset classes around the globe. The system is capable of identifying overexposure to risk by starting at the portfolio level and drilling down into successively greater detail within multiple report views. Report data is updated every ten seconds or upon changes to portfolio composition. Predefined reports allow the summarization of a portfolio from different risk perspectives, and allow views of Exposure, Value at Risk (“VaR”), Delta, Gamma, Vega and Theta, profit and loss and position quantity measures for the different portfolio views. The system also offers the customer the ability to modify positions through “what‑if” scenarios that show hypothetical changes to the risk summary.

•
PortfolioAnalyst – Our PortfolioAnalyst reporting tool is designed to allow customers to evaluate the performance of their portfolio by creating and saving reports based on a set of measurement criteria and optionally comparing their data to selected industry benchmarks.

•
Portfolio Builder - Portfolio Builder allows our customers to set up an investment strategy based on research and rankings from top buy-side providers and fundamental data; use filters to define the universe of equities that will comprise their strategy and back-test their strategy using up to three years of historical performance; work in hypothetical mode to adjust the strategy until the historical performance meets their standards; and with the click of a button let the system create the orders to invest in a strategy and track its performance in their portfolio.

•
Mutual Fund/ETF Parser - The Parser categorizes the individual component stocks within mutual funds and ETFs. Customers can get an accurate, granular picture of their overall exposure to asset classes, industry sectors and companies.

•
Interactive AnalyticsSM and IB Option AnalyticsSM - We offer our customers state‑of‑the‑art tools, which include a customizable trading platform, advanced analytic tools and over 100 sophisticated order types and algorithms. We also provide a real‑time option analytics window which displays values that reflect the rate of change of an option’s price with respect to a unit change in each of a number of risk dimensions.

•
Probability Lab® (Patent Pending) - The Probability Lab® provides customers with an intuitive, visual method to analyze market participants’ future stock price forecasts based on current option prices. This tool compares a customer’s stock price forecast versus that of the market, and scans the entire option universe for the highest Sharpe ratio multi‑leg option strategies that take advantage of the customer’s forecast.

We cater to various customer groups with specific service needs.
For advisors, we offer:
•
Greenwich Compliance – Greenwich Advisor Compliance Services (“Greenwich Compliance") offers direct expert registration and start-up compliance services, as well as answers to basic day-to-day compliance questions for experienced investors and traders looking to start their own investment advisor firms. Greenwich Compliance professionals have regulatory and industry experience, and can help investment advisors trading on our brokerage platform meet their registration and compliance needs.

•
Model Portfolios - Model Portfolios offer advisors an efficient and time-saving approach to investing customer assets. They allow advisors to create groupings of financial instruments based on specific investment themes, and then invest customer funds into these models.

•
IBKR Client Risk Profile - IBKR Client Risk Profile is designed to help advisors determine the most suitable investments for their customers, based on each customer’s risk tolerance. This information is collected through a custom-designed questionnaire. Advisors can view the scores through the Advisor Portal and create custom pre-trade allocation groups and profiles in TWS to place orders and allocate trades for customers with similar risk profiles.

For introducing brokers and advisors, we offer:
•
White Branding - Our large financial advisor and broker‑dealer customers may “white brand” our trading interface, account management and reports with their firm’s identity. Broker-dealer customers can also select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up‑to‑date technology, in order to offer to their customers a complete global range of services and products.

For customers looking for online advisory services, we offer:
•
Interactive Advisors (formerly known as IBKR Asset Management) – Interactive Advisors recruits registered financial advisors, vets them, analyzes their investment track records, and groups them by their risk profile. Retail investors who are interested in having their individual accounts robo-traded are grouped by their risk and return preferences. Retail investors can assign their accounts to be traded by one or more advisors. Interactive Advisors also offers our customers Smart Beta Portfolios which combine the benefits of actively managed fund stock selection techniques with passive ETFs low cost automation to provide broad market exposure and potentially higher returns, as well as Socially Responsible Investing.

ORGANIZATIONAL STRUCTURE

Holding Company Structure

We are a holding company and our primary asset is our ownership of approximately 18.7% (approximately 18.9% after completion of this offering assuming the maximum number of shares are issued) of the membership interests of IBG LLC, the holding company for our businesses. The remaining approximately 81.3% (approximately 81.1% after completion of this offering assuming the maximum number of shares are issued) of IBG LLC membership interests are held by IBG Holdings LLC (“Holdings”), a holding company that is owned directly and indirectly by our founder and Chairman, Mr. Thomas Peterffy and his affiliates, management and other employees of IBG LLC, and certain other members. Mr. Thomas Peterffy and his affiliates, directly and indirectly, own approximately 89.4% of the membership interests in Holdings. Our holding company structure is designed to allow both public stockholders (through IBG, Inc.) and historical members (through Holdings) to have economic interests in our businesses.

Our only business is to act as the sole managing member of IBG LLC. As sole managing member of IBG LLC, we operate and control all of the business and affairs of IBG LLC.

Concurrently with our IPO, we entered into an exchange agreement with Holdings, IBG LLC and the historical members of IBG LLC (the “Exchange Agreement”). Pursuant to this agreement, the historical members of IBG LLC received membership interests in Holdings in exchange for their membership interests in IBG LLC. Under the Exchange Agreement, as amended, on an annual basis, each holder of a Holdings membership interest may request that Holdings redeem all or any portion of that holder’s interest. The manner in which the redemption price will be paid is by our sale of shares of common stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from Holdings. Alternatively, we may issue our common stock to Holdings in exchange for a corresponding number of membership interests in IBG LLC. We would then expect Holdings to either (i) sell our common stock over time and distribute the net proceeds to the redeeming members or (ii) distribute our common stock in-kind to the redeeming members. Regardless of the method chosen, we also are obligated to pay 85% of certain tax benefits we receive in the sale – see discussion of “Allocation of Tax Benefits” below.

The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail in our Exchange Agreement, a copy of which was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2009 filed by the Company on November 9, 2009. The Exchange Agreement was amended on June 6, 2012 to eliminate an alternative funding method, which provided that upon approval by the board of directors and by agreement of the Company, IBG LLC and Holdings, redemptions could be made in cash. A copy of the amendment to the Exchange Agreement was filed as Exhibit 10.1 to Form 8-K filed by the Company on June 12, 2012. The Exchange Agreement was also amended on July 23, 2015 to allow for annual redemptions on a going forward basis without any expiration period. A copy of the amendment to the Exchange Agreement was filed on Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2015 filed by the Company on November 9, 2015.

The graphic below illustrates our current ownership structure and reflects both current ownership percentages and anticipated ownership percentages immediately following the completion of this offering (assuming the maximum number of shares are issued). The graphic below does not display the subsidiaries of IBG LLC.

(1)
Several trading plans were executed in conformity with Rule 10b5-1 of the Exchange Act in 2018 for the purpose of selling our common stock received in the 2018 redemption. As of June 30, 2020, 869,135 shares of our common stock remained available for sale, representing an additional 0.21% of the voting interests in IBG, Inc.

Allocation of Tax Benefits

As the result of our acquisition from Holdings of an IBG LLC membership interest by issuing shares of our common stock to Holdings, we receive not only an additional interest in IBG LLC but also, for federal income tax purposes, an adjustment to the federal income tax basis of the assets of IBG LLC underlying such additional interest. This may lead to a savings in certain U.S. federal, state and local income taxes or franchise taxes. To the extent that we actually realize tax savings, we have agreed, under the terms of a tax receivable agreement with Holdings, to pay Holdings 85% of these cash savings and we will retain the remaining 15% of these cash savings.

DESCRIPTION OF THE OFFERING

Summary

We believe the more people that try our low-cost brokerage services and superior technological platform; the more they will be convinced of its superiority and become Interactive Brokers’ customers. Accordingly, we intend to create Promotions to engage and incentivize people to try our brokerage services. These Promotions will be designed primarily to:

•	attract new customers to our platform,
•	increase assets held with our brokerage business, and
•	enhance customer loyalty.
We also believe that offering awards for participating in Promotions in the form of an offer to receive shares of our common stock enhances customer loyalty, aligns interests and gives customers an opportunity to participate in the ownership of the Company. The maximum number of shares to be issued under this offering is 990,000 shares of our common stock.

The Promotions primarily will be connected with our “BET, LEARN, WIN” simulated betting product or associated with a customer referral program, although we may offer other Promotions consistent with meeting our goals set forth above at our sole discretion. Participants that do not wish to receive shares awarded in a Promotion may waive their rights to such an award although there is no assurance an alternative award will be provided. The Promotions are not designed for short-term investors as participants will not have complete control over the exact timing of the awards and the shares may be issued with restrictions.

Bet, Learn, Win Promotion

Under our “BET, LEARN, WIN” promotion (“BLW Promotion”) we intend to offer eligible participants the opportunity to exchange: (i) $1,000 (or its equivalent in other currency) awarded in virtual profits on the Interactive Brokers simulated betting exchange (the “Simulated Exchange”) into $100 of our shares of common stock and (ii) the next $10,000 (or its equivalent in other currency) awarded in virtual profits into $1,000 of our shares of common stock. The Simulated Exchange is a peer to peer virtual market where participants can buy, sell and trade simulated bets on real events with other participants using virtual currency. The maximum award to any participant under the BLW Promotion is $1,100 of shares of common stock.

An eligible qualifying participant in the BLW Promotion is any individual who: (i) has met all eligibility criteria to use the Simulated Exchange, to participate in the BLW Promotion, to win a prize (as defined in the BLW Promotion official rules) in the BLW Promotion, and to redeem such prize, as defined in the official rules; (ii) has qualified for and opened a brokerage account with us; and (iii) has complied with all other requirements of the Promotion.

An eligible participant may convert up to $11,000 (or its equivalent) in virtual profits on the Simulated Exchange into $1,100 of our shares of common stock, which will be deposited into such participant’s account with us within a reasonable period of time following conversion. Shares will be converted using the closing market price of our shares as reported on Nasdaq as provided in the official rules of the Promotion. As a condition to receiving the shares of common stock in the BLW Promotion, the participant must agree to own such shares continuously for one year in a brokerage account with us and may not sell or transfer such shares for any reason prior to such one-year anniversary, although we reserve the right to waive such restriction at our absolute discretion. Shares will be forfeited if the participant closes its account with us or it is not in good standing for any reason prior to such one-year anniversary. Short-selling restrictions in our stock may be imposed on a participant’s account with us to enforce the “no selling restriction.”

A copy of the official rules of the BLW Promotion may be found on our Simulated Exchange website – sports.ibkr.com

Customer Referral Promotion

We may offer a customer referral Promotion (the “Customer Referral Promotion”), whereby we may offer awards in the form of an offer to receive shares of our common stock to eligible persons for referring new customers to us and/or to customers that are referred to us by existing customers. Any awards under the Customer Referral Promotion will be completely discretionary and may include selling restrictions. Awards will be converted into shares of common stock using the closing market price of our shares as reported on Nasdaq as provided in the terms and conditions.

Additional Information About the Promotions

The following terms and conditions will apply to all Promotions.

Eligibility. There will be eligibility restrictions on a person’s ability to participate in a Promotion. These restrictions may be imposed for legal, business or other reasons. For all Promotions the minimum age to participate is eighteen years of age. However, the BLW Promotion is only available to individuals twenty-one years of age or older who do not reside in certain jurisdictions. Any eligibility restrictions will be established in the official rules associated with each Promotion. Participants will be required to have a brokerage account in good standing with us to be awarded shares in a Promotion as all shares awarded through a Promotion will be transferred to a participant’s account with us. Ownership of a brokerage account and/or the sale of any shares awarded in a Promotion may subject to fees and other costs, which will be the responsibility of the participant. Employees and agents of IBG, Inc., our affiliates, and their immediate family members, are ineligible to participate in a Promotion. We reserve the right to make all determinations regarding eligibility to participate in the Promotions.

Transfer Restrictions. We may impose transfer restrictions on shares awarded in a Promotion such as requiring a participant to (i) hold shares in an open and in good standing brokerage account in the participant’s name with us and (ii) own such shares for a minimum period of time prior to sale. Any transfer restrictions will be explained in the official rules of each Promotion. To the extent transfer restrictions are imposed, a participant will not be able to sell the shares until the transfer restrictions lapse such that the value received from selling the shares may be more or less than their value when issued to the participant.

Responsibilities. We cannot assure a minimum guaranteed sales price will be received by a participant on our shares that are acquired under a Promotion. Neither we nor any of our affiliates will be liable for any act done in good faith, or as required by applicable law, or for any good faith omission to act. This includes, without limitation, any claims for liability relating to the prices at which our shares are acquired or sold by a participant, the dates of sales, or any change in the value of our shares. Receipt of our shares from a Promotion represents an investment in our common stock, which may increase or decrease in value. The participant is responsible for the investment decisions regarding ownership and sale of shares received in connection with a Promotion. We will not provide any investment advice. Participants must make independent investment decisions on the sale of any shares received pursuant to a Promotion based upon their own judgment and research.
The Promotions will be offered without charge by us but participants are responsible for all costs that the participant separately incurs in connection with participation in the Promotion, such as the cost of an internet service provider. Additionally, the participant will be responsible for all costs incurred in connection with ownership or sale of any shares awarded through a Promotion, including any taxes owed by reason of receipt or ownership of our shares.
Promotion Changes, Interpretations or Terminations. Subject to the official rules of a Promotion, we reserve the right to add to, suspend, modify, or terminate a Promotion at any time. Participants will receive notice of any significant addition, suspension, modification, or termination of any Promotion in which they are participating. We also reserve the right to change any administrative procedures of a Promotion without notice. We will determine any question of interpretation arising under the Promotion, and any such determination will be final subject to the terms of the official rules of a Promotion. Violation of the terms and conditions of a Promotion may result in forfeiture of shares awarded in the Promotion. We may terminate this offering at any time.
Source of the Shares. The shares to be issued to eligible participants primarily will represent newly issued shares of IBG, Inc.’s common stock, although in limited instances, we may acquire shares through open market purchases or use existing treasury shares, subject to applicable law. We have full discretion as to all matters relating to open market purchases.

Handling of Stock Splits and Stock Dividends. The number of shares of our common stock registered hereby, as well as any calculation of shares of our common stock to be issued to any eligible participant will be subject to equitable adjustment to reflect any increase or decrease in the number of issued shares of common stock resulting from any stock split, stock dividend or similar transaction.

Prospectus Delivery Requirement. As a condition to receiving shares in a Promotion, a participant must consent to electronic delivery of this prospectus supplement, the accompanying prospectus, all prospectus amendments and supplements and other information relating to this offering.

Material United States Federal Income Tax Considerations. We intend to treat your receipt of shares under a Promotion as a taxable prize or award for U.S. federal income tax purposes, resulting in taxable ordinary income to you equal to the fair market value of the shares when any share restrictions lapse (if any) or if none, on the date you receive such award. We may be required to withhold U.S. tax from such shares to satisfy your tax liability in which case you may receive the shares net of required tax withholding. Alternatively, we may charge your account with us for any withholding taxes. You are urged to consult your own tax advisor with respect to the tax consequences of your participation in a Promotion, including the tax consequences under state, local, foreign, estate, and other tax laws and tax treaties, and the possible effects of changes in U.S. or other tax laws. See the section titled “Material U.S. Federal Income Tax Considerations” included in this prospectus supplement.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider, among other things, the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports we file on Form 10-K, 10-Q and 8-K, which are incorporated herein by reference, as well as the other information incorporated by reference in this prospectus supplement. The risks and uncertainties described in our Annual Report are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares of common stock could decline, perhaps significantly, and you could lose all or part of your investment in the common stock. The risks discussed in our Annual Report also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Company Structure

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The members of Holdings have the right to cause the redemption of their Holdings membership interests over time in connection with offerings of shares of our common stock. We intend to sell additional shares of common stock in public offerings in the future, which may include offerings of our common stock to finance future purchases of IBG LLC membership interests which, in turn, will finance corresponding redemptions of Holdings membership interests. These offerings and related transactions are anticipated to occur at least annually into the future. The size and occurrence of these offerings may be affected by market conditions. We may also issue additional shares of common stock or convertible debt securities to finance future acquisitions or business combinations. We currently have approximately 78 million outstanding shares of common stock. Assuming no anti‑dilution adjustments based on combinations or divisions of our common stock, the offerings referred to above could result in the issuance by us of up to an additional approximately 339 million shares of common stock. It is possible, however, that such shares could be issued in one or a few large transactions.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

Control by Mr. Thomas Peterffy of a majority of the combined voting power of our common stock may give rise to conflicts of interests and could discourage a change of control that other stockholders may favor, which could negatively affect our stock price, and adversely affect stockholders in other ways.

Mr. Thomas Peterffy, our founder and Chairman, and his affiliates beneficially own approximately 89.4% of the economic interests and all of the voting interests in Holdings, which owns all of our Class B common stock, representing approximately 81.3% (approximately 81.1% after completion of this offering assuming the maximum number of shares are issued) of the combined voting power of all classes of our voting stock. As a result, Mr. Thomas Peterffy has the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, material expansions or contractions of our business, entry into new lines of business, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on our common stock. In addition, Mr. Thomas Peterffy is able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could discourage potential takeover attempts that other stockholders may favor and could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and this may adversely affect the market price of our common stock.

Moreover, because of Mr. Thomas Peterffy’s substantial ownership, we are eligible to be and are, treated as a “controlled company” for purposes of the Nasdaq Marketplace Rules. As a result, we are not required by Nasdaq to have a majority of independent directors or to maintain Compensation and Nominating and Corporate Governance Committees composed entirely of independent directors to continue to list the shares of our common stock on Nasdaq. Our Compensation Committee is comprised of Messrs. Thomas Peterffy (Chairman of the Compensation Committee) and Earl H. Nemser (our Vice Chairman). Mr. Thomas Peterffy’s membership on the Compensation Committee may give rise to conflicts of interests in that Mr. Thomas Peterffy is able to influence all matters relating to executive compensation, including his own compensation.

We are dependent on IBG LLC to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

We are a holding company and our primary assets are our approximately 18.7% (approximately 18.9% after completion of this offering assuming the maximum number of shares are issued) equity interest in IBG LLC and our controlling interest and related rights as the sole managing member of IBG LLC and, as such, we operate and control all of the business and affairs of IBG LLC and are able to consolidate IBG LLC’s financial results into our financial statements. We have no independent means of generating revenues. IBG LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax. Instead, its taxable income is allocated on a pro rata basis to Holdings and us. Accordingly, we incur income taxes on our proportionate share of the net taxable income of IBG LLC, and also incur expenses related to our operations. We intend to cause IBG LLC to distribute cash to its members in amounts at least equal to that necessary to cover their tax liabilities, if any, with respect to the earnings of IBG LLC. To the extent we need funds to pay such taxes, or for any other purpose, and IBG LLC is unable to provide such funds, it could have a material adverse effect on our business, financial condition and results of operations.

We are required to pay Holdings for the benefit relating to additional tax depreciation or amortization deductions we claim as a result of the tax basis step‑up our subsidiaries received in connection with our IPO and certain subsequent redemptions of Holdings membership interests.

In connection with our IPO, we purchased interests in IBG LLC from Holdings for cash. In connection with redemptions of Holdings membership interests, we acquired additional interests in IBG LLC by issuing shares of Class A common stock in exchange for an equivalent number of shares of member interests in IBG LLC (the “Redemptions”). In addition, IBG LLC membership interests held by Holdings may be sold in the future to us and financed by our issuances of shares of our common stock. The initial purchase and the Redemptions did, and the subsequent purchases may, result in increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries that otherwise would not have been available. Such increase will be approximately equal to the amount by which our stock price at the time of the purchase exceeds the income tax basis of the assets of IBG LLC underlying the IBG LLC interests acquired by us. These increases in tax basis will result in increased deductions in computing our taxable income and resulting tax savings for us generally over the 15 year period which commenced with the initial purchase. We have agreed to pay 85% of these tax savings, if any, to Holdings as they are realized as additional consideration for the IBG LLC interests that we acquire, with the balance to be retained by us.

As a result of the IPO and the Redemptions by Holdings, the increase in the tax basis attributable to our interest in IBG LLC is $1.3 billion. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of a portion of the increase in tax basis to foreign or non‑depreciable fixed assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, for example. Based on facts and assumptions as of December 31, 2019, including that subsequent purchases of IBG LLC interests will occur in fully taxable transactions, the potential tax basis increase resulting from the historical and future purchases of the IBG LLC interests held by Holdings could be as much as $9.0 billion. The actual increase in tax basis depends, among other factors, upon the price of shares of our common stock at the time of the purchase and the extent to which such purchases are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the amount of the payments to be made under the Tax Receivable Agreement, depends upon a number of factors, as discussed above, including the timing and amount of our future income.

The tax basis of $9.0 billion assumes that (a) all remaining IBG LLC membership interests held by Holdings are purchased by us in one or more taxable transactions and (b) such purchases in the future are made at prices that reflect the closing share price as of December 31, 2019.

If the Internal Revenue Service (“IRS”) successfully challenges the tax basis increase, under certain circumstances, we could be required to make payments to Holdings under the Tax Receivable Agreement in excess of our cash tax savings.

Certain provisions in our amended and restated certificate of incorporation may prevent efforts by our stockholders to change our direction or management.

Provisions contained in our amended and restated certificate of incorporation could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our stockholders. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or management may be unsuccessful.

Risks Related to Our Business

Our business may be harmed by global events beyond our control, including overall slowdowns in securities trading.

Like other brokerage and financial services firms, our business and profitability are directly affected by elements that are beyond our control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities and futures transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed. A weakness in equity markets, such as a slowdown causing reduction in trading volume in U.S. or foreign securities and derivatives, has historically resulted in reduced transaction revenues and would have a material adverse effect on our business, financial condition and results of operations.

Our business could be harmed by a systemic market event.

Some market participants could be overleveraged. In case of sudden, large price movements, such market participants may not be able to meet their obligations to brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, the financial system or a portion thereof could collapse, and the impact of such an event could be catastrophic to our business.

The impact of the COVID-19 pandemic and the measures implemented to contain the spread of the virus may have a material adverse impact on our business and results of operations.

In March 2020, the World Health Organization recognized the outbreak of COVID-19 caused by a novel strain of the coronavirus as a pandemic. The pandemic affects all countries in which we operate. The response of governments and societies to the COVID-19 pandemic, which includes temporary closures of businesses; social distancing; travel restrictions, “shelter in place” and other governmental regulations; and reduced consumer spending due to job losses, has significantly impacted volatility in the financial, commodities and energy markets, and general economic conditions. These measures have negatively impacted businesses, market participants, our counterparties and customers, and the global economy and could continue to do so for a prolonged period of time.

Our net interest income and profitability could be negatively affected by lower benchmark interest rates caused by central banks lowering target benchmark rates in an attempt to buffer their economies from the uncertainties around the COVID-19 pandemic.

A substantial portion of our employees have been impacted by local COVID-19 restrictions and have been working remotely. As a result, any disruption to our information technology systems, including from cyber incidents, could have a material adverse effect on our business. We have taken measures to maintain the health and safety of our employees, but widespread illness could negatively affect staffing levels within certain functions or locations. In addition, our ability to recruit, hire and onboard employees could be negatively impacted by COVID-19 restrictions.

The impact of the COVID-19 pandemic on our future financial results could be significant but currently cannot be quantified, as it will depend on numerous evolving factors that cannot be accurately predicted, including, but not limited to, the duration and spread of the pandemic; its impact on our customers, employees and vendors; governmental regulations in response to the pandemic; and the overall impact of the pandemic on the economy and society, among other factors. Any of these events, alone or in combination with others, could exacerbate many of the risk factors discussed or incorporated by reference herein and could have a material adverse effect on our business, financial condition and results of operations.

Our future success will depend on our response to the demand for new services, products and technologies.

The demand for our services that rely on electronic communications gateways, is characterized by:

•	rapid technological change;

•	changing customer demands;

•	the need to enhance existing services and products or introduce new services and products; and

•	evolving industry standards.

New services, products and technologies may render our existing services, products and technologies less competitive. Our future success will depend, in part, on our ability to respond to the demand for new services, products and technologies on a timely and cost‑effective basis and to adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers. We cannot assure you that we will be successful in developing, introducing or marketing new services, products and technologies. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological advancements, customer requirements or changing industry standards, or any significant delays in the development, introduction or availability of new services, products or enhancements could have a material adverse effect on our business, financial condition and results of operations.

Our reliance on our computer software could cause us great financial harm in the event of any disruption or corruption of our computer software. We may experience technology failures while developing our software.

We rely on our computer software to receive and properly process internal and external data. Any disruption in the proper functioning of our software due to, for example, erroneous or corrupted data, or cyber-attacks, may cause us to make erroneous trades or suspend our services and could cause us great financial harm. To maintain our competitive advantage, our software is under continuous development. As we identify and enhance our software, there is risk that software failures may occur and result in service interruptions and have other unintended consequences.

We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

Our success in the past has largely been attributable to our sophisticated proprietary technology that has taken many years to develop. We have benefited from the fact that the type of proprietary technology equivalent to that which we employ has not been widely available to our competitors. If our technology becomes more widely available to our current or future competitors for any reason, our operating results may be adversely affected. Additionally, adoption or development of similar or more advanced technologies by our competitors may require that we devote substantial resources to the development of more advanced technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we have been at the forefront of many of these developments in the past, we may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

The loss of our key employees would materially adversely affect our business.

Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, as well as the services provided by our staff of trading system, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business. Growth in our business is dependent, to a large degree, on our ability to retain and attract such employees.

We may not pay dividends on our common stock at any time in the foreseeable future.

As a holding company for our interest in IBG LLC, we will be dependent upon the ability of IBG LLC to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. To the extent (if any) that we have excess cash, any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial conditions, cash requirement, contractual restrictions and other factors that our board of directors may deem relevant. Since the second quarter of 2011, we have declared and paid a quarterly cash dividend of $0.10 per share. Although not required, we currently intend to pay quarterly dividends of $0.10 per share to our common stockholders for the foreseeable future.

Our future efforts to sell shares or raise additional capital may be delayed or prohibited by regulations.

As certain of our subsidiaries are members of the Financial Industry Regulatory Authority (“FINRA”), we are subject to certain regulations regarding changes in control of our ownership. FINRA Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a change in control of a member firm. FINRA defines control as ownership of 25% or more of the firm’s equity by a single entity or person and would include a change in control of a parent company. Interactive Brokers Canada, Inc., Interactive Brokers (U.K.) Limited, , Interactive Brokers Luxembourg SARL, IBKR Financial Services AG, and Interactive Brokers Hong Kong Limited are subject to similar change in control regulations promulgated by the Investment Industry Regulatory Organization of Canada (“IIROC”) in Canada, the Financial Conduct Authority (“FCA”) in the United Kingdom, the Commission de Surveillance du Secteur Financier (“CSSF”) in Luxembourg, the Swiss Financial Market Supervisory Authority (“FINMA”), the Securities and Futures Commission (“SFC”) in Hong Kong and the Monetary Authority of Singapore (“MAS”) in Singapore, respectively. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited. We may be subject to similar restrictions in other jurisdictions in which we operate.

Regulatory and legal uncertainties could harm our business.

The securities and derivatives businesses are heavily regulated. Firms in financial service industries have been subject to an increasingly regulated environment over recent years, and penalties and fines sought by regulatory authorities have increased accordingly. This regulatory and enforcement environment has created uncertainty with respect to various types of transactions that historically had been entered into by financial services firms and that were generally believed to be permissible and appropriate. Our broker‑dealer subsidiaries are subject to regulations in the U.S. and abroad covering all aspects of their business. Regulatory bodies include, in the U.S., the Securities Exchange Commission (“SEC”), FINRA, the Board of Governors of the Federal Reserve System, the Chicago Board Options Exchange, the Chicago Mercantile Exchange, the Commodity Futures Trading Commission (“CFTC”), and the National Futures Association; in Canada, the IIROC and various Canadian securities commissions; in the United Kingdom, the FCA; in Luxembourg, the CSSF; in Switzerland, FINMA; in India, the Securities and Exchange Board of India; in Hong Kong, the SFC; in Japan, the Financial Supervisory Agency and the Japan Securities Dealers Association; in Singapore, the MAS; and in Australia, the Australian Securities and Investment Commission. Our mode of operation and profitability may be directly affected by additional legislation changes in rules promulgated by various domestic and foreign government agencies and self‑regulatory organizations that oversee our businesses, and changes in the interpretation or enforcement of existing laws and rules, including the potential imposition of transaction taxes. Noncompliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market or the revocation or limitation of licenses. Noncompliance with applicable laws or regulations could adversely affect our reputation, prospects, revenues and earnings. In addition, changes in current laws or regulations or in governmental policies could adversely affect our business, financial condition and results of operations.

We are subject to regulatory oversight and examination by numerous governmental and self-regulatory authorities. We are currently providing information to certain of such authorities, including FINRA, the SEC, the CFTC and the United States Department of Justice, and cooperating with those authorities. The regulators are focused on compliance practices, including anti money laundering and Bank Secrecy Act practices. We periodically review these practices to make them more robust and to keep pace with changing regulatory standards, and we have been enhancing and augmenting our procedures and personnel in these areas over the past several years. While the outcome of the examinations and inquiries currently in progress cannot be predicted, we do not believe that they are likely to have a materially adverse effect on our financial results.

Domestic and foreign stock exchanges, other self‑regulatory organizations and state and foreign securities commissions can censure, fine, issue cease‑and‑desist orders, suspend or expel a broker‑dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our internal system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations. To continue to operate and to expand our services internationally, we may have to comply with the regulatory controls of each country in which we conduct, or intend to conduct business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear, may limit our ability to continue existing international operations and further expand internationally.

Our direct market access clearing and non‑clearing brokerage operations face intense competition.

With respect to our direct market access brokerage business, the market for electronic and interactive bidding, offering and trading services in connection with equities, options and futures is rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. Our current and potential future competition principally comes from five categories of competitors:

•
prime brokers who, in an effort to satisfy the demands of their customers for hands‑on electronic trading facilities, universal access to markets, smart routing, better trading tools, lower commissions and financing rates, have embarked upon building such facilities and product enhancements;

•	direct market access and online options and futures firms;

•	direct market access and online equity brokers;

•	software development firms and vendors who create global trading networks and analytical tools and make them available to brokers; and

•	traditional brokers.

In addition, we compete with financial institutions, mutual fund sponsors and other organizations, many of which provide online, direct market access or other investing services. A number of brokers provide our technology and execution services to their customers, and these brokers will become our competitors if they develop their own technology. Some of our competitors in this area have greater name recognition, longer operating histories and significantly greater financial, technical, marketing and other resources than we have and offer a wider range of services and financial products than we do. Some of our competitors may also have an ability to charge lower or zero commissions. We cannot assure you that we will be able to compete effectively or efficiently with current or future competitors. These increasing levels of competition in the online trading industry could significantly harm this aspect of our business.

We are subject to potential losses as a result of our clearing and execution activities.

As a clearing member firm providing financing services to certain of our brokerage customers, we are ultimately responsible for their financial performance in connection with various securities and derivatives transactions. Our clearing operations require a commitment of our capital and, despite safeguards implemented by our software, involve risks of losses due to the potential failure of our customers to perform their obligations under these transactions. If our customers default on their obligations, we remain financially liable for such obligations, and although these obligations are collateralized, we are subject to market risk in the liquidation of customer collateral to satisfy those obligations. There can be no assurance that our risk management procedures will be adequate. Any liability arising from clearing operations could have a material adverse effect on our business, financial condition and results of operations.

As a clearing member firm of securities and derivatives clearing houses in the U.S. and abroad, we are also exposed to clearing member credit risk. Securities and derivatives clearing houses require member firms to deposit cash, stock and/or government securities for margin requirements and to clearing funds. If a clearing member defaults in its obligations to the clearing house in an amount larger than its own margin and clearing fund deposits, the shortfall is absorbed pro rata from the deposits of the other clearing members. Many clearing houses of which we are members also have the authority to assess their members for additional funds if the clearing fund is depleted. A large clearing member default could result in a substantial cost to us if we are required to pay such assessments.

We are exposed to risks associated with our international operations.

During 2019, approximately 21% of our net revenues were generated by our operating subsidiaries outside the U.S. We are exposed to risks and uncertainties inherent in doing business in international markets, particularly in the heavily regulated brokerage industry. Such risks and uncertainties include political, economic and financial instability; unexpected changes in regulatory requirements, tariffs and other trade barriers; exchange rate fluctuations; applicable currency controls; and difficulties in staffing, including reliance on newly hired local experts, and managing foreign operations. These risks could cause a material adverse effect on our business, financial condition and results of operations.

We do not have fully redundant systems. System failures could harm our business.

If our systems fail to perform, we could experience unanticipated disruptions in operations, slower response times or decreased customer service and customer satisfaction. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our service has experienced periodic system interruptions, which we believe will continue to occur from time to time. Our systems and operations also are potentially vulnerable to damage or interruption from human error, cyber-attacks, natural disasters, power loss, telecommunication failures, break‑ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have fully redundant systems, and our formal business continuity plan does not include restoration of all services. These backup services are currently limited to U.S. markets. We currently have limited separate backup facilities dedicated to our non‑U.S. operations. It is our intention to provide for and progressively deploy backup facilities for our global facilities over time. In addition, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. Any system failure that causes an interruption in our service or decreases the responsiveness of our service could impair our reputation, damage our brand name and materially adversely affect our business, financial condition and results of operations.

Failure of third‑party systems on which we rely could adversely affect our business.

We rely on certain third‑party computer systems or third‑party service providers, including clearing systems, exchange systems, banking systems, Internet service, co-location facilities, communications facilities and other facilities. Any interruption in these third‑party services, or deterioration in their performance, could be disruptive to our business. If our arrangement with any third party is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms. This could have a material adverse effect on our business, financial condition and results of operations.

Internet‑related issues may reduce or slow the growth in the use of our services in the future.

Critical issues concerning the commercial use of the Internet, such as ease of access, security, privacy, reliability, cost, and quality of service, remain unresolved and may adversely impact the growth of Internet use. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. Although our larger institutional customers use leased data lines to communicate with us, our ability to increase the speed with which we provide services to consumers and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of our customers’ access to the Internet, which is beyond our control. If periods of decreased performance, outages or delays on the Internet occur frequently or other critical issues concerning the Internet are not resolved, overall Internet usage or usage of our web based products could increase more slowly or decline, which could have a material adverse effect on our business, financial condition and results of operations.

Our computer infrastructure may be vulnerable to security breaches. Any such problems could jeopardize confidential information transmitted over the Internet, cause interruptions in our operations or cause us to have liability to third persons.

Our computer infrastructure is potentially vulnerable to physical or electronic computer break‑ins, cyber-attacks, viruses and similar disruptive problems and security breaches. Any such problems or security breaches could cause us to have liability to one or more third parties, including our customers, and disrupt our operations. A party able to circumvent our security measures could misappropriate proprietary information or customer information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet or the electronic brokerage industry in general, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information such as personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our estimated annual losses from reimbursements to customers whose accounts have been negatively affected by unauthorized access have historically been less than $500,000 annually and were significantly reduced since the widespread introduction of our Secure Login System. Our current insurance program may protect us against some, but not all, of such losses. Any of these events, particularly if they (individually or in the aggregate) result in a loss of confidence in our company or electronic brokerage firms in general, could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our business.

We rely primarily on trade secret, contract, copyright, patent and trademark laws to protect our proprietary technology. It is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management, any of which could negatively affect our business.

We are subject to risks relating to litigation and potential securities laws liability.

We are exposed to substantial risks of liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, the CFTC, the Federal Reserve, state securities regulators, self‑regulatory organizations and foreign regulatory agencies. We are also subject to the risk of litigation and claims that may be without merit. We could incur significant legal expenses in defending ourselves against and resolving lawsuits or claims. An adverse resolution of any future lawsuits or claims against us could result in a negative perception of the Company and have a material adverse effect on our business, financial condition and results of operations. See “Legal Proceedings and Regulatory Matters” in Part I Item 3 of our 2019 Annual Report on Form 10‑K, filed with the SEC on February 28, 2020.

We are subject to counterparty risk whereby defaults by parties with whom we do business can have an adverse effect on our business, financial condition and results of operations.

In our electronic brokerage business, our customer margin credit exposure is to a great extent mitigated by our policy of automatically evaluating each account throughout the trading day and closing out positions automatically for accounts that are found to be under‑margined. While this methodology is effective in most situations, it may not be effective in situations in which no liquid market exists for the relevant securities or commodities or in which, for any reason, automatic liquidation for certain accounts has been disabled. If no liquid market exists or automatic liquidation has been disabled, we are subject to risks inherent in extending credit, especially during periods of rapidly declining markets. Any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for these loans would cause harm to our business, financial condition and results of operations.

Any future acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

Although our growth strategy has not focused historically on acquisitions, we may in the future engage in evaluations of potential acquisitions and new businesses. We may not have the financial resources necessary to consummate any acquisitions in the future or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets in addition to integration and consolidation risks. Because acquisitions historically have not been a core part of our growth strategy, we have little experience in successfully utilizing acquisitions. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new businesses and we may be unable to profitably operate our expanded company.

Because our revenues and profitability depend on trading volume, they are prone to significant fluctuations and are difficult to predict.

Our revenues are dependent on the level of trading activity on securities and derivatives exchanges in the U.S. and abroad. In the past, our revenues and operating results have varied significantly from period to period primarily due to movements and trends in the underlying markets and to fluctuations in trading levels. As a result, period to period comparisons of our revenues and operating results may not be meaningful, and future revenues and profitability may be subject to significant fluctuations or declines.

We may incur material trading losses from our market making activities.

A portion of our revenues and operating profits is derived from our trading as principal in our role as a market maker. We may incur trading losses relating to these activities since each primarily involves the purchase or sale of securities for our own account. In any period, we may incur trading losses in a significant number of securities for a variety of reasons including:

•	price changes in securities;

•	lack of liquidity in securities in which we have positions; and

•	the required performance of our market making obligations.

These risks may limit or restrict our ability to either resell securities we purchased or to repurchase securities we sold. In addition, we may experience difficulty borrowing securities to make delivery to purchasers to whom we sold short, or lenders from whom we have borrowed. From time to time, we have large position concentrations in securities of a single issuer or issuers engaged in a specific industry or traded in a particular market. Such a concentration could result in higher trading losses than would occur if our positions and activities were less concentrated.

In our role as a market maker, we attempt to derive a profit from the difference between the prices at which we buy and sell, or sell and buy, securities. However, competitive forces often require us to match the quotes other market makers display and to hold varying amounts of securities in inventory. By having to maintain inventory positions, we are subjected to a high degree of risk. We cannot assure you that we will be able to manage such risk successfully or that we will not experience significant losses from such activities, which could have a material adverse effect on our business, financial condition and results of operations.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers could harm our business.

Computer‑generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten spreads on securities transactions. Tighter spreads and increased competition could make the execution of trades and market making activities less profitable.

We may incur losses in our market making activities in the event of failures of our proprietary pricing model.

Our market making business is substantially dependent on the accuracy of our proprietary pricing mathematical model, which continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates our outstanding quotes many times per second. Our model is designed to automatically rebalance our positions throughout the trading day to manage risk exposures on our positions in options, futures and the underlying securities. In the event of a flaw in our pricing model and/or a failure in the related software, our pricing model may lead to unexpected and/or unprofitable trades, which may result in material trading losses.

The valuation of the financial instruments we hold may result in large and occasionally anomalous swings in the value of our positions and in our earnings in any period.

The market prices of our long and short positions are reflected on our books at closing prices which are typically the last trade price before the official close of the primary exchange on which each such security trades. If prices of derivatives and their underlying securities close out of alignment, there may be large and occasionally anomalous swings in the value of our positions daily and, accordingly, in our earnings in any period. This is especially true on the last business day of each calendar quarter.

We are exposed to losses due to lack of perfect information.

As market makers, we provide liquidity by buying from sellers and selling to buyers. Quite often, we trade with others who have different information than we do, and as a result, we may accumulate unfavorable positions preceding large price movements in companies. Should the frequency or magnitude of these events increase, our losses will likely increase correspondingly.

Rules governing designated market makers may require us to make unprofitable trades or prevent us from making profitable trades.

Designated market makers are granted certain rights and have certain obligations to “make a market” in a particular security. They agree to specific obligations to maintain a fair and orderly market. In acting as a designated market maker, we are subjected to a high degree of risk by having to support an orderly market. In this role, we may at times be required to make trades that adversely affect our profitability. In addition, we may at times be unable to trade for our own account in circumstances in which it may be to our advantage to trade, and we may be obligated to act as a principal when buyers or sellers outnumber each other. In those instances, we may take a position counter to the market, buying or selling securities to support an orderly market. Additionally, the rules of the markets which govern our activities as a designated market maker are subject to change. If these rules are made more stringent, our trading revenues and profits as a designated market maker could be adversely affected.

We face competition in our market making activities.

In our market making activities, we compete with other firms based on our ability to provide liquidity at competitive prices and to attract order flow. These firms include registered market makers as well as HFTs that act as market makers. Both types of competitors range from sole proprietors with very limited resources to a few highly sophisticated groups which have substantially greater financial and other resources, including research and development personnel, than we do. These larger and better capitalized competitors may be better able to respond to changes in the market making industry, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. HFTs that are not registered market makers have certain advantages over registered market making firms that may allow them to bypass regulatory restrictions and trade more quickly and cheaply than registered market makers at some exchanges. We may not be able to compete effectively against HFTs or market makers with greater financial resources, and our failure to do so could materially and adversely affect our business, financial condition and results of operations. As in the past, we may in the future face enhanced competition, resulting in narrowing bid/offer spreads in the marketplace that may adversely impact our financial performance. This is especially likely if HFTs continue to receive advantages in capturing order flow or if others can acquire systems that enable them to predict markets or process trades more efficiently than we can.

Risks Related to the Offering

You may not be able to transfer your shares of our Class A common stock received in connection with a Promotion until any transfer restrictions on the shares expires.

A Promotion may impose transfer restrictions on shares that you receive. Any attempt to transfer such shares before the lapse of the transfer restriction (if any) is void and may result in forfeiture of the shares. As a result, you will be required to bear the financial risk of ownership of our stock during such restricted period. The price of our shares may fluctuate, perhaps significantly, between the time they are granted by us, and the date upon which the restriction on transfer lapses, potentially causing you to receive less than their value when awarded. During this time period, you may become aware of additional  information that might affect your investment decision to hold our shares, but you will not be able to transfer your shares Additionally, there can be no assurance our shares will continue to be registered on a public market following any lapse of a transfer restriction; such that there is no guarantee you will be able to sell our shares or obtain the price you desire for them.

We may limit, add to, suspend, modify, terminate or extend the Promotions, at any time.

At any time, we may limit, add to, suspend, modify terminate or extend a Promotion, or the granting of our shares to eligible participants under a Promotion, or any of its terms and conditions, which could result in the realization of substantially fewer benefits to participants than what you may expect. We have no prior experience with the implementation of a program such as the Promotions. We may find that it is substantially more expensive to implement and maintain than what we currently expect, or it may result in substantially fewer benefits than what we anticipate.

Any shares of our Class A common stock you receive in connection with a Promotion could have adverse tax consequences to you.

Shares awarded in a Promotion may represent taxable income to you. We intend to treat such shares as taxable income when any share restrictions lapse although the Internal Revenue Service may take a different approach. Your participation in the Promotion may also increase the complexity of your tax filings. See “CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” below.

The market price of our common stock may fluctuate significantly, and this may make it difficult for holders to resell our common stock when they want or at prices that they find attractive.

The price of our common stock on Nasdaq constantly changes. We expect that the market price of our common stock will continue to fluctuate. The market price of our common stock may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	changes in market conditions;
•	quarterly variations in our results of operations;
•	results of operations that vary from the expectations of management, securities analysts and investors;
•	changes in expectations as to our future financial performance;
•	announcements of strategic developments, significant contracts, acquisitions and other material events by us or our competitors;
•	the operating and securities price performance of other companies that investors believe are comparable to us;
•	future sales of our equity or equity-related securities;
•	changes in the economy and the financial markets;
•	departures of key personnel;
•	changes in governmental regulations;
•	geopolitical conditions, such as acts or threats of terrorism or military conflicts; and
•	the impact of the COVID-19 pandemic and the measures implemented to contain the spread of the virus.

In addition, in prior years, global equity markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our results of operations.

The common stock are equity interests and are subordinate to our existing and future indebtedness.

The common stock are equity interests. This means the common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Future indebtedness may restrict, payment of dividends on the common stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

There may be future sales or issuances of our common stock, which will dilute the ownership interests of stockholders and may adversely affect the market price of our common stock.

We may issue additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities, which may result in dilution to our stockholders. In addition, our stockholders may be further diluted by future issuances under our stock incentive plans. The market price of our common stock could decline as a result of sales or issuances of a large number of our common stock or similar securities in the market after this offering or the perception that such sales or issuances could occur.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus supplement but before the termination of any offering made under this prospectus supplement and accompanying prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on February 28, 2020);
•	our quarterly report on Form 10-Q for the quarter ended March 31, 2020 (filed with the SEC on May 11, 2020);
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our definitive proxy statement filed with the SEC on March 11, 2020;

•	our current reports on Form 8-K, filed with the SEC on April 28, 2020, June 29, 2020 and July 27, 2020; and
•
the description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on May 2, 2007, including any amendment or reports filed for the purpose of updating the description.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. All requests should be made to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Corporate Secretary. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. Any or all of our forward-looking statements in this report and in the documents that we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements.

Factors that could cause actual results to differ materially from any future results, expressed or implied, in these forward‑looking statements include, but are not limited to, the following:

•	general economic conditions in the markets where we operate;

•	increased industry competition and downward pressures on electronic brokerage commissions and on bid/offer spreads in the remaining market making business we operate;

•	risks inherent to the electronic market making and brokerage businesses;

•	implied versus actual price volatility levels of the products in which we continue to make markets;

•	the general level of interest rates;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;

•	our ability to keep up with rapid technological change;

•	system failures, cyber security threats and other disruptions;

•	non-performance of third-party vendors;

•	conflicts of interest and other risks due to our ownership and holding company structure;

•	the loss of key executives and failure to recruit and retain qualified personnel;

•	the risks associated with the expansion of our business;

•	our possible inability to integrate any businesses we acquire;

•	the impact of accounting standards issued but not yet adopted;

•	compliance with laws and regulations, including those relating to the securities industry;

•	the impact of the COVID-19 pandemic and the measures implemented to contain the spread of the virus; and

•	other factors discussed under “Risk Factors” in this prospectus supplement or incorporated by reference herein.

Before you purchase our securities, you should read this prospectus supplement and the documents that we reference or incorporate by reference in this prospectus supplement, the prospectus or the registration statement of which this prospectus supplement is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, results of operations, and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented or incorporated by reference in this prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

No purchase or payment by any eligible participant in connection with a Promotion is necessary or permitted. As a result, we will not receive any proceeds when one of our subsidiaries issues shares in a Promotion pursuant to this offering.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material U.S. federal income tax consequences applicable to United States Individual Holders and Non-United States Holders of the award, ownership and disposition of shares of our common stock as of the date hereof. For purposes of this discussion, a “United States Individual Holder” means a holder of our common stock that is an individual citizen or resident of the United States, and a “Non-United States Holder” means a holder of our common stock (other than a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. person. The term U.S. person means:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” applicable Treasury Regulations, administrative pronouncements of the U.S. Internal Revenue Service, or “IRS,” and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations. This discussion assumes that a United States Individual Holder or Non-United States Holder, following a Tax Event (as defined below), holds its shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not consider specific facts and circumstances that may be relevant to a particular United States Individual Holder’s or Non-United States Holder’s tax position, or that may apply to United States Individual Holders or Non-United States Holders subject to special tax treatment under U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, “expatriated entities,” companies subject to the “stapled stock” rules, former U.S. citizens or residents and persons who hold or receive the shares of common stock as compensation). In addition, this discussion does not address any (i) United States federal income tax consequences to a Non-United States Holder that (A) is engaged in the conduct of a United States trade or business and acquires our common stock in connection therewith, or (B) is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year, or (ii) any federal estate, gift or investment income tax law or any state, local or non-U.S. laws that may apply to United States Individual Holders or Non-United States Holders. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of shares in the Promotion. purchase, ownership and disposition of our common stock.

This summary is included herein as general information only. We urge each United States Individual Holder and Non-United States Holder to consult its own tax advisor concerning the particular U.S. federal, state, local and non-U.S. income, estate and other tax consequences of the award, ownership and disposition of our common stock.

United States Individual Holder

The following is a discussion of certain material U.S. federal income tax consequences that may be relevant to a United States Individual Holder that is awarded shares of our common stock through a Promotion.

Receipt of Shares

We intend to treat your receipt of shares pursuant to a Promotion as a taxable prize or award for U.S. federal income tax purposes, resulting in taxable ordinary income to you. You will be issued an IRS Form 1099-MISC, and a copy of such Form will be provided to the IRS when the shares are taxable to you. You will be required to furnish your taxpayer identification number and to certify that you are not subject to backup withholding on an IRS Form W-9. If you fail to furnish properly a correct taxpayer identification number, or to certify that you are not subject to backup withholding, or if you have under-reported dividend or interest income, you may be subject to backup withholding (currently at a rate of 24%). Your receipt of shares may also be subject to other information reporting and tax withholding requirements.

If you are subject to backup withholding, we may either charge such withholding to your account with us or withhold shares awarded to you in which case you will receive the shares net of required backup withholding.

Timing of Taxable Income

There is some uncertainty as to the timing of the taxable event if the shares are issued subject to a transfer restriction. We intend to treat the taxable event as occurring when the shares are transferable (i.e., any transfer restriction lapses or, if none, when you receive the shares) at which point you will have taxable ordinary income equal to the fair market value of the shares on that date (the “Tax Event”). There can be no assurance that the IRS will agree with our interpretation and may conclude you are taxable on the value of the shares when we issue them to you. The remainder of this discussion assumes that the taxable event occurs with the Tax Event.

Distributions Received Prior to Taxable Event

Prior to the Tax Event, in general, we intend to treat distributions of cash or property that we pay with respect to our common stock as payments in lieu of dividends for U.S. federal income tax purposes. In general, these types of payments in lieu of dividends are treated as ordinary taxable income and do not qualify for the lower tax rate applicable to qualified dividend income.
Holding Period Prior to Taxable Event
In general, any gain or loss recognized upon a disposition of shares will be long-term capital gain or loss if you have held the shares for more than 12 months between the day after the Tax Event and the time of disposition. Otherwise, any gain or loss recognized on a disposition of shares will be treated as short-term capital gain or loss. Under the Code as currently in effect, long-term capital gains of individuals are taxed at lower rates than ordinary income and short-term capital gains are taxable at ordinary income rates. Your ability to deduct capital losses could be limited. Your adjusted tax basis in your shares should equal the taxable income that you recognize on the Tax Event, which will generally equal the fair market value of the shares on the date of the Tax Event. Your holding period for purposes of determined long-term or short-term capital gains will beginning the day after the Tax Event.

Non-United States Holders

The following is a discussion of certain material U.S. federal income tax consequences applicable to a Non-United States Holder that is awarded shares of our common stock through a Promotion and additionally the ownership and disposition of our common stock.

Receipt of Shares

We intend to treat your receipt of shares pursuant to a Promotion as a taxable prize or award for U.S. federal income tax purposes. The prize will be considered U.S. source income and subject to U.S. withholding tax if earned through our U.S. affiliates, including Interactive Brokers LLC. If the income is U.S. source, it will be subject to U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty subject to the FATCA discussion below. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN or W8BEN-E (or appropriate substitute or successor form) certifying entitlement to benefits under the treaty. A Non-United States Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may also obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. A Non-United States Holder is encouraged to consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

If withholding applies, we may either charge such withholding to your account with us or withhold shares awarded to you in which case you will receive the shares net of required withholding.

Timing of Taxable Income

There is some uncertainty as to the timing of the taxable event if the shares are issued subject to a transfer restriction. We intend to treat the taxable event as occurring on the Tax Event at which point you will have taxable ordinary income equal to the fair market value of the shares on that date (the “Tax Event”). We will apply any withholding (if required) at that time. There can be no assurance that the IRS will agree with our interpretation and may conclude you are taxable on the value of the shares when we issue them to you. The remainder of this discussion assumes that the taxable event occurs with the Tax Event.

Distributions Received Prior to Taxable Event

Prior to the Tax Event, in general, we intend to treat distributions of cash or property that we pay with respect to our common stock as payments in lieu of dividends for U.S. federal income tax purposes. In general, payments in lieu of dividends are treated in the same manner as actual dividend payments when paid to a Non-United States Holder. See,  “Dividends” below.
Dividends

Following the Tax Event, distributions of cash or property (other than certain stock distributions) that we pay with respect to our common stock (or certain redemptions that are treated as distributions with respect to our shares) will be taxable as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to the discussion in “FATCA” below, a Non-United States Holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of our distributions treated as dividends or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN or W8BEN-E (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty. A Non-United States Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. A Non-United States Holder is encouraged to consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-United States Holder’s adjusted tax basis in our shares, and thereafter will be treated as capital gain. A Non-United States Holder's adjusted tax basis in our shares will generally be equal to the amount the Non-United States Holder paid for its shares, reduced by the amount of any distributions treated as a return of capital. See, “Gain on Sale, Exchange or Other Disposition of Common Stock” below.

Gain on Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion in “FATCA” below, a Non-United States Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other disposition of our common stock unless:

•
the gain is effectively connected with the Non-United States Holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States;

•
the non-United States Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the taxable disposition and certain other conditions are met; or

•
we are or have been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such Non-United States Holder held our common stock.

In general, a corporation is a “United States real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests generally include land, improvements and associated personal property. We do not believe that we have been, are currently, or are likely to become a USRPHC for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation,” a Non-United States Holder, nevertheless, will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock so long as shares of our common stock are “regularly traded on an established securities market” as defined under applicable Treasury Regulations and the Non-United States Holder owns, actually and constructively, 10% or less of our shares at all times during the shorter of the five-year period ending on the date of disposition and such Non-United States Holder’s holding period for our shares.

FATCA

Under the Foreign Account Tax Compliance Act ("FATCA"), a withholding tax of 30% may be imposed in certain circumstances on payments of dividends on our common stock if paid to a Non-United States Holder unless (1) if the Non-United States Holder is a “foreign financial institution,” the Non-United States Holder undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the Non-United States Holder is not a “foreign financial institution,” the Non-United States Holder either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (3) the Non-United States Holder is otherwise exempt under FATCA. The U.S. Treasury has negotiated intergovernmental agreements with certain countries and is in various stages of negotiations with a number of other foreign governments with respect to one or more alternative approaches to implement FATCA, which may alter the withholding rules described above.

FATCA could have imposed 30% withholding on gross proceeds from a sale or other disposition of our common stock.  The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.
Information Reporting and Backup Withholding

We must annually report to the IRS and to each Non-United States Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at the rate of 24%) on certain reportable payments. Dividends paid to a Non-United States Holder of our common stock generally will be exempt from “backup withholding” if the Non-United States Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies (usually on IRS Form W-8BEN or W-8BEN-E) as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (which we refer to as a U.S. related person). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge to the contrary. Non-United States Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be credited against the Non-United States Holder’s U.S. federal income tax liability, if any, with any excess withholding refunded to you, provided that the required information is furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only. You are urged to consult your own tax advisor with respect to the tax consequences of your participation in the Plan, including the tax consequences under state, local, foreign, estate, and other tax laws and tax treaties, and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION

All of the shares of common stock offered pursuant to this prospectus supplement are to be offered directly to eligible participants in a Promotion. There are no expenses charged to eligible participants in connection with the issuance of any shares in connection with a Promotion. All costs of administering a Promotion will be paid by us. Participants are responsible for all costs that the participant separately incurs in connection with participation in the Promotion, such as the cost of an internet service provider. Costs associated with the sale or other disposition of shares of common stock acquired pursuant to a Promotion will be borne by the recipient of such shares of common stock. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Interactive Brokers Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
Common Stock
Interactive Brokers Group, Inc.
We may offer and sell shares of our Class A common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. This prospectus describes some of the general terms that may apply to offers and sales of our Class A common stock. Each time any Class A common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of shares of our Class A common stock to be sold by us. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.
The shares of our Class A common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our Class A common stock offered by this prospectus and the accompanying prospectus supplement may be offered by us directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.
Our Class A common stock is quoted on the Nasdaq Stock Market LLC’s Global Select Market under the symbol “IBKR.” On July 24, 2020, the last reported sale price for our common stock was $49.38.
Our principal executive offices are located at One Pickwick Plaza, Greenwich, Connecticut 06830, and our telephone number is (203) 618-5800.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 2 for information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 27, 2020

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. Under this automatic shelf registration process, we may offer shares of our Class A common stock in one or more offerings. This prospectus provides you with a general description of the shares of Class A common stock we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus and the accompanying prospectus supplement, nor any sale hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs subsequent to the date set forth on the front of such document, that the information contained herein and the accompanying prospectus supplement is correct as of any time subsequent to the date set forth on the front of such document, or that any information incorporated by reference is correct as of any time subsequent to the date set forth on the front of such document.
Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus.

ABOUT INTERACTIVE BROKERS GROUP, INC.

Interactive Brokers Group, Inc. (“IBG, Inc.” or “the Company”) is an automated global electronic broker specializing in executing and clearing trades in stocks, options, futures, foreign exchange instruments, bonds, mutual funds, and exchange traded funds (“ETFs”) on more than 135 electronic exchanges and market centers around the world and offering custody, prime brokerage, securities and margin lending services to our customers. In the United States of America (“U.S.”), we conduct our business primarily from our headquarters in Greenwich, Connecticut and from Chicago, Illinois. Abroad, we conduct business through offices located in Canada, the United Kingdom, Luxembourg, Switzerland, India, China (Hong Kong and Shanghai), Japan, Singapore, and Australia.
IBG, Inc. is a holding company and our primary asset is our ownership of membership interests of IBG LLC, the current holding company for our businesses. As of June 30, 2020, we owned approximately 18.7% of the membership interests of IBG LLC and the remaining approximately 81.3% of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder and Chairman, Mr. Thomas Peterffy and his affiliates, management and other employees of IBG LLC, and certain other members. We are the sole managing member of IBG LLC.
When we use the terms “we,” “us,” and “our,” we mean IBG, Inc. and its subsidiaries (including IBG LLC). Unless otherwise indicated, the term “common stock” refers to the Class A common stock of IBG, Inc.
We are a successor to the market making business founded by our Chairman, Mr. Thomas Peterffy, on the floor of the American Stock Exchange in 1977. Since our inception, we have focused on developing proprietary software to automate broker‑dealer functions. During that time, we have been a pioneer in developing and applying technology as a financial intermediary to increase liquidity and transparency in the capital markets in which we operate. The proliferation of electronic exchanges since the early 1990s has provided us with the opportunity to integrate our software with an increasing number of exchanges and market centers into one automatically functioning, computerized platform that requires minimal human intervention. Over four decades of developing our automated trading platforms and our automation of many middle and back office functions have allowed us to become one of the lowest cost providers of broker‑dealer services and significantly increase the volume of trades we handle.

As an electronic broker, we execute, clear and settle trades globally for both institutional and individual customers. Capitalizing on our proprietary technology, our systems provide our customers with the capability to monitor multiple markets around the world simultaneously and to execute trades electronically in these markets at a low cost, in multiple products and currencies from a single trading account. We offer our customers access to all classes of tradable, primarily exchange‑listed products, including stocks, options, futures, forex, bonds, mutual funds and ETFs traded on more than 135 electronic exchanges and market centers in 33 countries and in 25 currencies seamlessly around the world. The emerging complexity of multiple market centers has provided us with the opportunity to build and continually adapt our order routing software to secure excellent execution prices.
Our customer base is diverse with respect to geography and segments. Currently, approximately 72% of our customers reside outside the U.S. in over 200 countries and territories, and over 50% of new customers come from outside the U.S. Approximately 64% of our customers’ equity is in institutional accounts such as hedge funds, financial advisors, proprietary trading desks and introducing brokers. Specialized products and services that we have developed are successfully attracting these accounts. For example, we offer prime brokerage services, including financing and securities lending to hedge funds; our model portfolio technology and automated share allocation and rebalancing tools are particularly attractive to financial advisors; and our trading platform, global access and low pricing attract introducing brokers.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 and Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference into this prospectus, and any other document that is incorporated by reference into this prospectus or the applicable prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. Any or all of our forward-looking statements in this report and in the documents that we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements.
Factors that could cause actual results to differ materially from any future results, expressed or implied, in these forward‑looking statements include, but are not limited to, the following:

•	general economic conditions in the markets where we operate;

•	increased industry competition and downward pressures on electronic brokerage commissions and on bid/offer spreads in the remaining market making business we operate;

•	risks inherent to the electronic brokerage and market making businesses;

•	implied versus actual price volatility levels of the products in which we continue to make markets;

•	the general level of interest rates;

•	failure to protect or enforce our intellectual property rights in our proprietary technology;

•	our ability to keep up with rapid technological change;

•	system failures, cyber security threats and other disruptions;

•	non‑performance of third‑party vendors;

•	conflicts of interest and other risks due to our ownership and holding company structure;

•	the loss of key executives and failure to recruit and retain qualified personnel;

•	the risks associated with the expansion of our business;

•	our possible inability to integrate any businesses we acquire;

•	the impact of accounting standards issued but not yet adopted;

•	compliance with laws and regulations, including those relating to the securities industry;

•	the impact of the COVID-19 pandemic and the measures implemented to contain the spread of the virus; and

•
other factors discussed under “Risk Factors” in Part I, Item 1A of the Annual Report on Form 10‑K for the year ended December 31, 2019 and Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference into this prospectus.

Before you purchase our securities, you should read this prospectus, any prospectus supplement and the documents that we reference or incorporate by reference in this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, results of operations, and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented or incorporated by reference in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the common stock to purchase IBG LLC membership interests from IBG Holdings LLC. Alternatively, we may issue shares of common stock to IBG LLC in exchange for newly issued membership interests equal in number to such number of shares of common stock issued by us, in which case we will not receive any proceeds from the issuance of such shares of common stock. As described below in “Description of Capital Stock – Other matters”, no material dilution is expected.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and bylaws, as each is currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to this registration statement.
Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 100 shares of Class B common stock, par value $0.01 per share and 10,000 shares of preferred stock. In this section, when we refer to “common stock,” we are referring to Class A common stock and Class B common stock, taken as a whole.

Common Stock

Except as otherwise provided in our organizational documents and applicable law, all shares of common stock are identical and entitle the holder to the same rights and privileges and subject them to the same limitations and restrictions. The principal difference between the Class A and Class B common stock concerns relative voting rights.

Class A common stock

Voting rights
The holders of Class A common stock are entitled to one vote per share. Holders of shares of Class A common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

Dividend rights
Holders of Class A common stock share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class A common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of shares of Class A common stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class A common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.
Liquidation rights
On our liquidation, dissolution or winding up, all holders of Class A common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock.
Other matters
In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, we intend to keep the number of outstanding IBG LLC membership interests owned by us equal to the number of outstanding shares of our common stock at all times. This means that as we issue additional shares of our common stock, we would expect to use the proceeds to acquire a corresponding number of shares in IBG LLC. To the extent this occurs, existing common stockholders experience no material dilution with regard to their equity interest in IBG LLC as a result of the issuance of additional shares of our common stock.
In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.
No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of either class of common stock. All outstanding shares of Class A common stock have been legally issued, fully paid and nonassessable.

Class B common stock

Voting rights
The holders of Class B common stock, in the aggregate, are entitled to the number of votes equal to the number of IBG LLC membership interests held by such holders. IBG Holdings LLC, as the sole holder of the Class B common stock, is entitled to approximately 338.7 million votes, as of June 30, 2020.
Holders of shares of Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

Dividend rights
Holders of Class B common stock share ratably (based on the number of shares of common stock held) in any dividend declared by the board of directors. Dividends consisting of shares of Class B common stock may be paid only as follows: (i) shares of Class B common stock may be paid only to holders of shares of Class B common stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class B common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.
Liquidation rights
On our liquidation, dissolution or winding up, all holders of Class B common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock.
Other matters
In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that, if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.
No shares of either class of common stock are subject to redemption or will have preemptive rights to purchase additional shares of either class of common stock. All outstanding shares of Class B common stock have been legally issued and are fully paid and nonassessable.
Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control.
IBG LLC Membership Interests and Amended and Restated Limited Liability Company Agreement of IBG LLC
Our primary asset is our ownership of approximately 18.7% of the IBG LLC membership interests, and our controlling interest and related contractual rights as the sole managing member of IBG LLC, as of June 30, 2020. There are approximately 416.7 million IBG LLC membership interests issued and outstanding, approximately 78.0 million, or 18.7%, of which are owned by us, and approximately 338.7 million, or 81.3%, of which are owned by IBG Holdings LLC as of June 30, 2020. All IBG LLC membership interests are identical and have the same voting and other rights.

Our only business is to act as the sole managing member of IBG LLC, and, as such, we operate and control all of the business and affairs of IBG LLC, have all of the rights and powers which may be possessed by managing members under the Connecticut Limited Liability Company Act and are able to consolidate IBG LLC’s financial results into our financial statements. Except with the prior written consent of both members of IBG LLC, we do not have the authority to:

•	conduct any act in contravention of IBG LLC’s amended and restated limited liability company agreement;

•	knowingly perform any act that would subject any member to personal liability for debts or obligations of IBG LLC in any jurisdiction;

•	engage in any activity which substantially changes the nature of IBG LLC’s business;

•	sell all or a substantial portion of the property of IBG LLC;

•	merge or consolidate IBG LLC with or into another entity;

•	convert IBG LLC, by whatever means, into a corporation or another form of business entity; or

•	dissolve or liquidate IBG LLC.

The amended and restated limited liability company agreement of IBG LLC provides that the number of IBG LLC membership interests will equal the sum of the number of shares of common stock outstanding and the number of outstanding membership interests of IBG Holdings LLC. From time to time and without regard to the exchange agreement among us, IBG LLC, IBG Holdings LLC and the historical members of IBG LLC, we may issue additional shares of common stock under incentive plans for employees (including our 2007 Stock Incentive Plan), in exchange for capital or in other arrangements that benefit IBG LLC. In any such case, it is the intention of the members that a corresponding number of IBG LLC membership interests shall be issued to us in exchange for the consideration received by us for our issuance of additional shares of common stock. If any shares of common stock are issued subject to restrictions resulting in forfeiture to us or are otherwise redeemed by us, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by us for cancellation. Similarly, if any common shares of IBG Holdings LLC are forfeited to IBG Holdings LLC and as a result thereof are no longer outstanding, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by IBG Holdings LLC for cancellation. These and other adjustments to the number of IBG LLC membership interests outstanding may be made from time to time as necessary to properly reflect the relative interests of the members.
In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, net profits, net losses and distributions of IBG LLC are allocated and made to its members pro rata in accordance with the respective percentages of their membership interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC are allocated, and distributions by IBG LLC are made, approximately 18.7% to us and approximately 81.3% to IBG Holdings LLC as of June 30, 2020.
Pursuant to the terms of the amended and restated limited liability company agreement of IBG LLC, we, as the managing member of IBG LLC, can cause IBG LLC to make distributions to its members, including us, to the extent necessary to enable such members to pay taxes incurred with respect to their allocable shares of taxable income of IBG LLC, using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income. Any distributions by IBG LLC in excess of such tax distributions will be at the discretion of our board of directors and will depend on IBG LLC’s strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of IBG LLC to make distributions under the covenants in its senior secured revolving credit facility), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as managing member of IBG LLC, considers to be relevant to such determination.

Anti-takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of our amended and restated certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.
Special meetings of stockholders. Our bylaws preclude our stockholders from calling special meetings of stockholders or requiring the board of directors or any officer to call such a meeting or from proposing business at such a meeting. Our bylaws provide that only a majority of our board of directors, the chairman of the board or the chief executive officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the board of directors, the chairman of the board or the chief executive officer believes the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.
Other limitations on stockholder actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our stockholders to remove directors without cause is precluded.

Section 203 of the General Corporation Law of the State of Delaware
We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Computershare Shareholder Services, Inc.

Listing

Our common stock is listed on The Nasdaq Stock Market LLC’s Global Select Market under the symbol “IBKR.”

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC.
This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site (http://www.sec.gov).

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of the prospectus but before the termination of any offering made under this prospectus and accompanying prospectus supplement:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on February 28, 2020);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2020 (filed with the SEC on May 11, 2020);

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our definitive proxy statement filed with the SEC on March 11, 2020;

•	our current reports on Form 8-K, filed with the SEC on April 28, 2020, June 29, 2020 and July 27, 2020; and

•
the description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on May 2, 2007, including any amendment or reports filed for the purpose of updating the description.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Corporate Secretary. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Interactive Brokers Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Common Stock